Exhibit 19.1

PRECIPIO, INC.

Insider Trading Policy

Introduction

The Board of Directors of Precipio, Inc. (“Precipio” or the “Company”) has adopted this Insider Trading Policy (the “Policy” or the “Insider Trading Policy”) to provide guidelines to all directors, officers, employees, associates and consultants of Precipio with respect to trading in the Company’s securities.

This Policy has been designed to prevent the misuse of material nonpublic information, insider trading in securities, and the severe consequences associated with violations of insider trading laws. Your strict adherence to this Policy will help safeguard Precipio’s reputation and will further ensure that Precipio conducts its business with the highest level of integrity and in accordance with the highest ethical standards. Each of Precipio’s officers, directors, employees and associates is responsible for the consequences of his or her actions. You are individually responsible for understanding and complying with this Policy and applicable laws.

This Insider Trading Policy applies to all of our employees and members of our Board of Directors, including anyone employed by or acting as a director of any of the Company’s subsidiaries. [It also applies to contractors retained by the Company or its subsidiaries.]

In addition, all of our directors, executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any other employees designed by the Compliance Officer because they have access to material nonpublic information about the Company must comply with the mandatory guidelines included in Section 4 of this Insider Trading Policy (the “Trading Procedures”); we will refer to these individuals in this policy as “Insiders.” The Trading Procedures provide rules for when Insiders can trade in our securities and explain the process for mandatory pre-clearance of proposed trades. You will be notified if you are considered to be an Insider who is required to comply with the Trading Procedures.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Cases have been successfully prosecuted against trading by individuals through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Both the U.S. Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”) investigate and are very effective at detecting insider trading. Both the SEC and the U.S. Department of Justice pursue insider trading violations vigorously.

Applicability of Policy

This Policy applies to:

1.	all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, stock appreciation rights, performance units, deferred share units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock, and convertible notes and debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options.

2.	The following affiliated persons (“Affiliated Persons”):
●	your “Family Members” (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute (materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill);
●	all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
●	all persons who execute trades on your behalf; and
●	all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has Material Nonpublic Information (as defined below) concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
3.	all other persons which the Company determines should be subject to this Policy, such as contractors or consultants who receive or have access to Material Nonpublic Information (as defined below).

You are responsible for ensuring compliance with this Policy, including the trading procedures contained herein, by all of your Affiliated Persons.

This Policy imposes specific blackout periods and pre-clearance procedures on directors, officers and certain other designated employees of the Company who receive or have access to Material Nonpublic Information (as defined below) and/or are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The current “Insider Trading Compliance Officer” referred to herein is the Chief Financial Officer of the Company; provided that, in the Chief Financial Officer’s absence or with respect to a proposed transaction in the Company’s securities by the Company’s Chief Financial Officer, the Chief Executive Officer of the Company.

This Insider Trading Policy prohibits you and your Affiliated Persons from (i) trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic” or (ii) disclosing material nonpublic information about a company to others who may trade on the basis of that information (“Insider Trading”). Insider Trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company. If you have a question whether certain information you are aware of is material or has been made public, you should consult with the Insider Trading Compliance Officer.

Definition of “Material” Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Information is considered “material” if it could be reasonably expected to affect the investment decisions of a stockholder or potential investor if disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace. In simple terms, any information that could reasonably be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Directors, officers and certain other employees of the Company are subject to the Blackout Period provisions described in this Policy. We speak mostly in this Insider Trading Policy about determining whether information about the Company is material and nonpublic, but the same analysis applies to information about other companies that would preclude you from trading in their securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	Financial results and forecasts;
●	Projections of future earnings or losses, or other earnings guidance;
●	Quarterly financial results that are known but have not been publicly disclosed;
●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	Communications with government agencies, such as the SEC and the U.S. Food and Drug Administration;
●	Notice of issuance of patents or the acquisition or disposition of other material intellectual property rights;
●	News of, or development in, a pending or proposed merger, acquisition, tender offer or joint ventures;
●	News of, or development in, a pending or proposed acquisition or disposition of significant assets;
●	Major discoveries or significant changes or developments in products or product lines, orders, contracts, financing sources (e.g., the acquisition or loss of a contract), research or technologies;
●	Bankruptcy or receiverships;
●	Gain or loss of a significant customer or supplier;

●	Significant expansion or curtailment of operations;
●	Significant pricing changes;
●	Significant write-downs in assets or increases or decreases in revenues;
●	Changes in dividend policy, declaration of stock splits and stock repurchase programs;
●	New equity or debt offerings or other financings;
●	Potential defaults under credit agreements or indentures or potential material liquidity issues;
●	Actual or threatened significant litigation or governmental investigations, or major developments in such matters;
●	Significant related party transactions;
●	Significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
●	Cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
●	Potential restatements of the Company’s financial statements, change in auditors or notification that an auditor’s report may no longer be relied upon; and
●	Changes in directors or senior management.

“Material Nonpublic Information” is material information about the Company that (i) has not been previously disclosed to the general public through a press release or in a document filed with the SEC that is available on the SEC’s website, or (ii) has not been available to the general public for at least one full Trading Day. As used in this Policy, the term “Trading Day” shall mean a day on which The Over-the-Counter Bulletin Board or Nasdaq Stock Market LLC (or the primary quotation system or national securities exchange on which the Company’s common stock is then-traded or listed) is open for trading.

Information is “non-public” if it is not generally known or available to the public. Information may still be non-public even though it is widely known within Precipio.

Release of information to the media does not immediately mean the information has become publicly available. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Ordinarily, information about Precipio should not be considered public until at least one full trading day has passed following its formal release to the market. See further under section 2 (Specific Policy) below.

Statement of Policy

1.	General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, the use of Material Nonpublic Information in securities trading, and any other violation of applicable securities laws.

When you are in possession of Material Nonpublic Information, whether positive or negative, you are prohibited from trading (whether for your account of for the account of another) in the Company’s securities, which include common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the

Company’s securities, except for trades made pursuant to plans approved by the Insider Trading Compliance Officer in accordance with this policy that are intended to comply with Rule 10b5-1 under the Exchange Act.

The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

The trading prohibitions in this Insider Trading Policy do apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option, and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.	Specific Policies
2.1

Trading on Material Nonpublic Information. No employee, officer or director of the Company and no Affiliated Persons of any such person (or any other person designated by this Policy or by the Insider Trading Compliance Officer as subject to this Policy), shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that the employee, officer or director of the Company possesses Material Nonpublic Information and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material.

For example, if Precipio announces earnings before trading begins on a Tuesday, the first time you can buy or sell Precipio’s securities is the opening of the market on Thursday (assuming you are not aware of other material non-public information at that time). If, however, Precipio announces earnings after trading begins that Tuesday, the first time you can buy or sell Precipio securities is the opening of the market on the Friday.

Employees, officers and directors of the Company are responsible for ensuring compliance with this Policy by their Family Members.

The aforementioned prohibition does not apply to trades made pursuant to a valid “10b5-1 plan” approved by the Company as described below.

2.2	Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
3.	Potential Criminal and Civil Liability and/or Disciplinary Action for Insider Trading and Noncompliance with this Insider Trading Policy

Both the SEC and the national securities exchanges, through FINRA, investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously, successfully prosecuting, for example, trading by employees in foreign accounts, trading by family members and friends of insiders and trading involving only a small number of shares.

The penalties for violating rules against insider trading can be severe and include:

●	forfeiting any profit gained or loss avoided by the trading;
●	payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold securities of the same class;
●	payment of criminal penalties of up to $5,000,000;
●	payment of civil penalties of up to three times the profit made or loss avoided; and
●	imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2.5 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits.

Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment for cause. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy whether or not it also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.

4.	Mandatory Guidelines
4.1

Trading Blackout Period. To ensure compliance with this Policy and applicable securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that its directors and executive officers, all other employees in the finance department of the Company, and any other employees designated by the Insider Trading Compliance Officer as subject to the Blackout Period (as defined below) prohibitions because of their access to the Company’s internal financial statements or other Material Nonpublic Information regarding the Company’s performance during annual and quarterly fiscal periods (“Designated Insiders”), and Family Members of the foregoing, refrain from conducting transactions involving the purchase or sale of the Company’s securities during the Blackout Periods established below. Each of the following periods will constitute a “Blackout Period”:

●	The period commencing 15 days prior to the end of each fiscal quarter and ending at the close of business on the second Trading Day following the date of public disclosure of the Company’s financial results for that quarter. If such public disclosure occurs on a Trading Day before the markets close, then that day shall be considered the first Trading Day. If such public disclosure occurs after the markets close on a Trading Day, then the date of public disclosure shall not be considered the first Trading Day following the date of public disclosure. For the purposes of the foregoing, a full trading day means an entire calendar day in which a session of regular trading hours on the New York Stock Exchange or the Nasdaq Stock Market between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier close time as has been set by exchange rules) has occurred.
●	In addition to the Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time if, in the judgment of the Company’s Chief Executive Officer or the Insider Trading Compliance Officer, there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory matters, litigation or a major corporate transaction. Depending on the circumstances, a “special” Blackout Period may apply to all Designated Insiders or only a specific group of Designated Insiders. The Insider Trading Compliance Officer will provide written notice to Designated Insiders subject to a “special” Blackout Period. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the “special” Blackout Period to any other person, as such existence may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while he or she is aware of Material Nonpublic Information. As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor”, and all employees, officers and directors of the Company and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days after the date of announcement. Although the Company may from time to time impose “special” Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

Transactions effected pursuant to a SEC Rule 10b5-1 trading plan implemented in accordance with this Policy are not subject to Blackout Periods.

4.2

Pre-clearance of Trades. The Company has determined that all directors and executive officers and their Family Members must refrain from transacting in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each director or executive officer must contact the Insider Trading Compliance Officer not less than two Trading Days prior to commencing any such transaction, or before any of their Family Members commence any transacting, in the Company’s securities. This pre-clearance requirement may apply to any transaction involving the Company’s securities, including a gift of the Company’s securities, transfer to a trust or any other transfer.

The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from other employees designated as Designated Insiders. In such event, the Company will provide notice to such employees of their need to comply with the Company’s pre-clearance process.

Except as otherwise provided in this Policy, no transaction in the Company’s securities by a Designated Insider may be effected unless it is pre-cleared by the Insider Trading Compliance Officer. The Insider Trading Compliance Officer is not under any obligation to approve a transaction submitted for pre-clearance, and may determine not to permit a transaction.

To facilitate the process, the Company has prepared a Stock Transaction Request form, attached hereto as Exhibit A, to be completed and provided to the Insider Trading Compliance Officer. The Insider Trading Compliance Officer will assist with the approval process. No transaction may be effected until the requesting director, executive officer, Family Member of a director or executive officer or, as required under this Policy, other employee of the Company, has received the approved Stock Transaction Request form, even if two Trading Days have passed since the Stock Transaction Request form was submitted to the Insider Trading Compliance Officer. If, upon requesting pre-clearance or otherwise, a director or executive officer or a Family Member of a director or executive officer is advised that Company securities may not be traded or transferred, such director, executive officer or Family Member may not buy, sell or otherwise trade or transfer any Company securities under any circumstance, and may not inform anyone of such restriction. This trading and transfer restriction will apply until the officer, director or Family Member receives a subsequent pre-clearance to trade or transfer his or her Company securities. Insiders shall provide to the Insider Trading Compliance Officer any documentation the Insider Trading Compliance Officer reasonably requires in furtherance of the foregoing procedures. Any failure to provide such information will be grounds for the Insider Trading Compliance Officer to deny approval of the trade request.

The foregoing approval procedures do not in any way obligate the Insider Trading Compliance Officer to approve any trade. The Insider Trading Compliance Officer has sole discretion to reject any trading request.

From time to time, an event may occur that is material to the Company and is known by only by a limited number of directors and employees. The Insider Trading Compliance Officer may decline an Insider’s request to preclear a proposed trade based on the existence of a material nonpublic development – even if the Insider is not aware of that material nonpublic development. If any Insider engages in a trade before a material nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Insider Trading Compliance Officer may decide not to approve any transactions in the Company’s securities. The Insider Trading Compliance Officer will subsequently notify the Insider once the material nonpublic development is disclosed to the public or resolved. If an Insider requests preclearance of a trade during the pendency of such an event, the Insider Trading Compliance Officer may reject the trading request without disclosing the reason.

After receiving written clearance to engage in a trade signed by the Insider Trading Compliance Officer, an Insider must complete the proposed trade within three (3) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Insider Trading Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material nonpublic information.

Transactions effected pursuant to a SEC Rule 10b5-1 trading plan implemented in accordance with this Policy will not require further pre-clearance at the time of each such transaction.

4.3

Individual Responsibility. Every director, officer and employee of the Company has the individual responsibility (and must take appropriate measures to cause such person’s Family Members) to comply with this Policy regardless of whether a transaction is executed outside a Blackout Period or is precleared by the Insider Trading Officer. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each employee, officer and director of the Company in connection with any transaction in the Company’s securities. An employee, officer or director of the Company, or a Family Member of any such individual, may, from time to time, need to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of Material Nonpublic Information and even though the individual believes he or she may suffer an economic loss or forego anticipated profit by waiting.

4.4

Public disclosures should be made only by designated persons. No individuals other than specifically authorized personnel should release material information to the public or respond to inquiries from the media, analysts, investors or others outside of the Company. You should not respond to these inquiries unless expressly authorized to do so and should refer any inquiries to the Insider Trading Compliance Officer.

4.5	Participation in electronic bulletin boards, chat rooms, blogs or websites must be consistent with this Policy.

Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, including the disclosure of material non-public information about Precipio.

Prohibited Transactions

●	Prohibition on Trading in Securities of Other Companies. Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company (1) with which the Company has an existing business relationship, including but not limited to, the Company's distributors, vendors, customers or suppliers or collaboration, marketing, research, development or licensing partners, or (2) with which the Company is in active discussions concerning a potential transaction or business relationship, neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, you should consult with the Insider Trading Compliance Officer before trading in any of those company’s securities.
●	Additionally, if you believe you may be in possession of nonpublic information about the Company that could potentially have a material effect on the stock price of a company with which the Company does not have an existing business relationship or with which the Company is not discussing a potential transaction or business relationship, you should exercise caution when trading in the securities of that company because the U.S. Securities and Exchange Commission (the “SEC”) has successfully brought an insider trading claim against an insider in those circumstances.
●	Tipping. Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.

●	No Short Sales. You may not at any time sell any securities of the Company that are not owned by you at the time of the sale (a “short sale”).
●	No Purchases or Sales of Derivative Securities or Hedging Transactions. You may not buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities.
●	No Company Securities Subject to Margin Calls. You may not use the Company’s securities as collateral in a margin account.
●	No Pledges. You may not pledge Company securities as collateral for a loan (or modify an existing pledge).
●	Gifts and Other Distributions in Kind. No Insider may donate or make any other transfer of Company securities without consideration when the Insider is not permitted to trade unless the donee agrees not to sell the shares until the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy.

Notification of Brokers of Insider Status

Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or Insider Trading Compliance Officer on the day of a trade.

Rule 10b5-1 Trading Plans and Policies

Transactions made pursuant to an approved 10b5-1 Plan will not be subject to our trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 enables Insiders to trade in Company securities outside of our trading windows, even when in possession of material nonpublic information.

The Company has adopted a Rule 10b5-1 Trading Plan policy that sets forth the requirements for putting in place a 10b5-1 Plan with respect to Company securities. This Rule 10b5-1 Trading Plan policy is attached as Exhibit B hereto.

How Do You Report a Violation of this Insider Trading Policy?

If you have a question about this Policy, including whether certain information you are aware of is material or has been made public, you should consult with the Insider Trading Compliance Officer. In addition, if you violate this Policy or any federal or state laws governing insider trading or know of any such violation by any director or employee of the Company, you should report the violation immediately to the Insider Trading

Compliance Officer.

Waivers

A waiver of any provision of this Insider Trading Policy or the Trading Procedures may be authorized in writing by the Insider Trading Compliance Officer. All waivers shall be reported to the Board of Directors.

AMENDMENT

This Insider Trading Policy may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.

ACKNOWLEDGEMENT

We will deliver a copy of this Insider Trading Policy to all current employees and directors and to future employees and directors at the start of their employment or relationship with the Company. Each of these individuals must acknowledge that they have received a copy and agree to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The attached acknowledgment must be completed and submitted to the Company within ten days of receipt.

At our request, directors and employees will be required to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For that purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of those items have been delivered by regular or electronic mail (or other delivery option used by the Company) to the Insider Trading Compliance Officer.

This Insider Trading Policy is designed to comply with applicable securities laws, including the Securities Exchange Act of 1934, as amended, and SEC Regulation S-K Item 408(b). In compliance with SEC disclosure requirements, this policy will be publicly filed as Exhibit 19 to the Company’s Annual Reports on Form 10-K.

Inquiries

Any questions about this policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the Insider Trading Compliance Officer.

Effective: January 1, 2025

EXHIBIT A

STOCK TRANSACTION REQUEST

Pursuant to Precipio, Inc.’s Insider Trading Policy, I hereby notify Precipio, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION

Insider’s Name:

INTENT TO PURCHASE

Number of shares:
Intended trade date:

Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify):

	☐	Purchase through a broker on the open market

	☐	Other (please specify):
INTENT TO SELL

Number of shares:
Intended trade date:

Means of selling shares:	☐	Sale through employee benefit plan (please specify):

	☐	Sale through a broker on the open market

	☐	Other (please specify):

SECTION 16		RULE 144 (Not applicable if transaction requested involves a purchase)
☐	I am not subject to Section 16.	☐

I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as those terms are defined in Rule 144 under the Securities Act of 1933, as amended).

☐	To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.	☐	To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.

☐	None of the above.	☐	The transaction requested will be made pursuant to an effective registration statement covering such transaction.

		☐	None of the above.

CERTIFICATION

I hereby certify that I am not (1) in possession of any material nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company including termination of my employment.

Insider’s Signature	Date

APPROVAL

Signature of Insider Trading Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out.

ACKNOWLEDGEMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with the Insider Trading Policy of Precipio, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons.” I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plan(s) against the transfer of any Company securities that the Company considers to be in contravention of the Insider Trading Policy.

This acknowledgement constitutes consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any stop-transfer orders to the Company’s transfer agent that the Company, in its sole discretion, deems appropriate to ensure compliance.

Date:	Signature:

Name:

Title:

Send signed Acknowledgement to:

Miri Chiko- Radomski

Chief Legal Officer

Precipio, Inc.

4 Science Park

New Haven, Connecticut 06511

EXHIBIT B

Rule 10b5-1 Trading Plan Policy

This Rule 10b5-1 Trading Plan Policy should be read in conjunction with the Company’s Insider Trading Policy (the “Insider Trading Policy”). Specifically, the Section titled “Rule 10b5-1 Trading Plans and Policies” of the Insider Trading Policy provides that transactions made pursuant to an approved Rule 10b5-1 Plan will not be subject to the trading windows, retirement plan blackout periods, or pre-clearance procedures set forth in the Insider Trading Policy. Terms used in this Rule 10b5-1 Trading Plan Policy and not otherwise defined have the meanings set forth in the Insider Trading Policy.

Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against allegations of insider trading. This affirmative defense is often referred to as a “safe harbor” from such allegations. The Rule 10b5-1(c) safe harbor is available to the Company’s employees, officers, and directors who make trades pursuant to a trading “plan” that meets the requirements of the rule. A plan that meets the requirements of the Rule 10b5-1(c) safe harbor is referred to herein as a “Trading Plan.” Trading Plans may be used for purchases, sales, gifts or other transfers of securities.

The Company encourages Insiders to enter into Trading Plans, but only if those plans are pre-approved in writing by our Insider Trading Compliance Officer or their designee(s) (each, the “Compliance Officer”). The Compliance Officer is assigned the job of approving any Trading Plan as to its form. Most brokerage firms will provide a form Trading Plan that is used for all clients.

All Trading Plans (and any amendment to, modification of, or termination of a Trading Plan) must comply with Rule 10b5-1 and must meet the following minimum conditions:

1.	Trading Plan Requirements.
a.

Plan and Approval. Each Trading Plan proposed to be entered into by an Insider must be approved in writing by the Compliance Officer prior to its effectiveness. The Trading Plan must be in writing and signed by the Insider. The Trading Plan must include a written representation by the Insider that they are not aware of any material nonpublic information concerning the Company and that they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Exchange Act. We will keep a copy of each Trading Plan in our files.

b.

Timing and Term of Plan. Each Trading Plan used by an Insider must be adopted (a) when the trading window for the Insider is open under our Insider Trading Policy; and (b) when the Insider does not otherwise possess material nonpublic information about the Company. Except with the prior written approval of the Compliance Officer, each Trading Plan entered into by any Insider of the Company must be structured to remain in place for at least one year; provided however, a Trading Plan may be less than one year in duration if the plan solely covers either (a) stock options expiring within one year or (b) selling of a portion of the shares upon vesting of restricted stock units in order to primarily cover estimated applicable tax liability. Except with the prior written approval of the Compliance Officer, each Trading Plan entered into by any Insider must be structured to remain in place no longer than two years after the effective date of such plan.

c.

Timing of Plan Amendment and Modification; Termination of Plans. Trading Plans may be amended or modified only (a) when the trading window for the Insider is open under our Insider Trading Compliance Policy; (b) when the Insider does not possess material nonpublic information about the Company; and (c) with the written approval of the Compliance Officer. Trading Plans may be terminated only (a) when the trading window for the Insider is open under our Insider Trading Compliance Policy; (b) when the Insider does not possess material nonpublic information about the Company; and (c) with the written approval of the Compliance Officer.

d.	Delayed Effectiveness of Adoption or Amendment/Modification. Each Trading Plan used by an Insider must include a “cooling off” period prior to the first trade.

For executive officers (those officers of the Company who are required by Section 16 of the Exchange Act to file reports on their transactions in the Company’s securities) and members of the Company’s board of directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until after the period beginning on the date the Trading Plan is effective and ending on the later of (i) the 90th day after adoption or amendment of the plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified. With respect to the period described in clause (ii), the required cooling off period need not exceed 120 days.

For Insiders who are not executive officers or directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until thirty (30) days following the adoption, amendment or modification of the Trading Plan, as applicable.

e.

Relationships with Plan Broker/Administrator; No Subsequent Influence. Each Trading Plan used by an Insider must provide that the Insider may not communicate any material nonpublic information about the Company to the broker or other third party administering the plan, or attempt to influence how the broker or such party executes (or exercises its discretion in executing) orders or other transactions under the Trading Plan in any way.

f.

Plan Specifications; Discretion Regarding Transactions Under the Plan. The Trading Plan must authorize the broker or other third party administering the plan to effect the transactions called for by the plan without any control or influence by you. The Trading Plan must specify the material parameters for the transactions to be effected under the plan. For example, for a plan that will provide for the purchase or sale of stock, the plan must specify the amount of stock to be purchased or sold during specified time periods and the price at which such stock is to be purchased or sold, or the plan may specify or set an objective formula (e.g., stock price thresholds) for determining the price and amount of stock to be purchased or sold during specified time periods. The Compliance Officer may require that the specified time periods contained in your Trading Plan during which sales could occur shall not coincide with the specified time periods in similar Trading Plans adopted by other insiders (e.g., to avoid a particular part of a quarter when earnings will be released), or make other arrangements (such as sale volume limitations) to avoid a large number of sales occurring simultaneously or to comply with any required company policy regarding stock ownership.

g.

Only One Plan in Effect at Any Time. Unless otherwise approved by the Compliance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, an Insider may have only one Trading Plan in effect at any time. However, an Insider may adopt a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan so long as the new Trading Plan does not become effective prior to the completion of expiration of transactions under the existing Trading Plan, in all cases consistent with Rule 10b5-1, and the new Trading Plan must comply with the cooling off period and other requirements of this Policy. In addition, an Insider may have in place an additional Trading Plan in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Insider does not control the timing of such sales.

h.

Limitations on Single Trade Plans. During any 12-month period, an Insider may only enter into one Trading Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the Trading Plan in a single transaction; provided, however, an Insider may have in place an additional non-concurrent single-trade Trading Plan during this same 12-month period in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Insider does not control the timing of such sales.

i.

Suspensions. Each Trading Plan used by an Insider must provide for suspension of transactions under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or other events occur, that would prohibit transactions under such plan.

j.

Compliance with Rule 144. Each Trading Plan used by an Insider must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Form 144.

k.

Broker Obligation to Provide Notice of Trades. For executive officers and members of the board of directors of the Company, each Trading Plan must provide that the broker will provide notice of any transactions under the Trading Plan to the Insider and the Company no later than the close of business on the day of the transaction.

l.

Insider Obligation to Make Exchange Act Filings. Each Trading Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act, as a result of or in connection with transactions under such plan, are the sole obligation of such Insider and not the Company.

m.

Required Footnote Disclosure. Insiders must footnote all trades disclosed on Form 144 and comply with any checkbox requirement on Form 4 to indicate that the trades were made pursuant to a Trading Plan.